Exhibit (a)(1)

State of Delaware

Certificate of Trust

This Certificate of Trust of CSOP ETF Trust, a statutory trust (the “Trust”), executed by the undersigned trustee, and filed under and in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) (the “Act”), sets forth the following:

FIRST:	The name of the statutory trust formed hereby is: CSOP ETF Trust.

SECOND:	As required by Sections 3807 and 3810 of the Act, the business address of the registered office of the Trust and of the registered agent of the Trust for service of process is:

The Corporation Trust Company

1209 Orange Street

Wilmington, Delaware 19801

New Castle County

THIRD:	Subsequent to the filing of this Certificate of Trust and prior to or within 180 days following the first issuance of beneficial interests, the Trust will register with the United States Securities and Exchange Commission as a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

FOURTH:	This Certificate of Trust shall be effective upon filing.

FIFTH:	Notice is hereby given that the Trust is a series Trust. Pursuant to Section 3804 of the Act, the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to a particular series, whether such series is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets of such series only and not against the assets of the Trust generally or any other series thereof. Except as otherwise provided in or pursuant to the governing instrument of the Trust, none of the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

In witness whereof, the undersigned, as the sole Trustee of CSOP ETF Trust, has duly executed this Certificate of Trust as of the 12th day of August, 2014.

/s/ Ding Chen

Name: Ding Chen

Title: Sole Trustee